EXHIBIT 99.1

News Release

First Solar Announces Final Sale Amount of 2024 Section 45X Advanced Manufacturing Production Tax Credits

TEMPE, Ariz., February 20, 2025 – First Solar, Inc. (Nasdaq: FSLR) (the “Company” or “First Solar”) today announced the final sale amount of Section 45X Advanced Manufacturing Production tax credits generated by the production and sale of solar modules in the United States in 2024, which transaction was previously announced on December 11, 2024.

The transaction for the sale of $857 million of tax credits was the result of two separate Tax Credit Transfer Agreements announced in December 2024, under which a third party agreed to pay First Solar a price of $0.955 per $1.00 of tax credits. The agreements covered a fixed transaction of $645 million of tax credits, paid for in two parts on December 6 and December 30, 2024, and a variable transaction of $212 million in additional tax credits, the sale of which is expected to be completed by February 28, 2025. Upon completion of the transaction, First Solar expects to receive gross cash proceeds of approximately $819 million.

“This is a case of the Section 45X tax credits working exactly as they were intended, creating and retaining billions in economic value in our country and supporting tens of thousands of American jobs,” said Mark Widmar, chief executive officer, First Solar. “The value of the tax credits is directly tied to the volume of solar panels produced at our facilities in Ohio and Alabama for deployment in power generation projects across America, the highest volume we’ve produced in the US since we began manufacturing in 2002.”

“This transaction strengthens our balance sheet even as we continue to invest in our US manufacturing capacity and research and development infrastructure, which are crucial to our growth,” said Alex Bradley, chief financial officer, First Solar. “As it relates to the 2024 financial year, we expect a pre-tax impact to earnings of approximately $39 million and a post-tax impact to earnings of approximately $45 million. This is expected to reduce our diluted earnings by approximately $0.42 per share for the year.”

The tax credits result from the sale of photovoltaic (“PV”) solar modules produced in 2024 by First Solar’s operational manufacturing footprint in the United States, including three factories in Ohio and a new Alabama facility. The Company’s fully vertically integrated solar manufacturing facilities produce thin film wafers, cells, and modules in a single integrated process that sees a sheet of glass transformed into a fully functional solar panel in approximately four hours.

Having manufactured in the US since 2002, First Solar is the country’s leading PV solar technology and manufacturing company and the only one of the world’s largest solar manufacturers headquartered in the US.

Already the largest solar manufacturer in the Western Hemisphere, the Company is on track to achieve 14 gigawatts of annual domestic energy technology manufacturing capacity in 2026, by which time it is expected to support over 30,000 direct, indirect, and induced jobs across the country, representing almost $2.8 billion in labor income, according to a study commissioned by First Solar and conducted by the University of Louisiana at Lafayette. Each of its factories employs upwards of 800 people, with an average manufacturing salary of $80,000 annually.

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The Company is enabled by, and supports the employment of, thousands of hardworking people across the country: soda ash miners in Wyoming; silica miners in Michigan; copper miners in Utah; steelworkers in Alabama, Louisiana, and Ohio; glass workers in Illinois, Ohio, and Pennsylvania; woodworkers in Indiana; and a nationwide network of truckers, railroad workers, and many more.

About First Solar, Inc.

First Solar, Inc. (Nasdaq: FSLR) is America's leading PV solar technology and manufacturing company. The only US-headquartered company among the world's largest solar manufacturers, First Solar is focused on competitively and reliably enabling power generation needs with its advanced, uniquely American thin film PV technology. Developed at research and development labs in California and Ohio, the Company's technology represents the next generation of solar power generation, providing a competitive, high-performance, and responsibly produced alternative to conventional crystalline silicon PV modules. For more information, please visit www.firstsolar.com.

For First Solar Investors

This press release contains various “forward-looking statements” which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning: (i) the sale of $212 million of 2024 Section 45X Advanced Manufacturing Production tax credits at a price of $0.955 per $1.00 of tax credits expected to be completed by February 28, 2025; (ii) our expectation that we will receive gross cash proceeds of approximately $819 million upon completion of the transaction; (iii) our expectation that this transaction strengthens our balance sheet even as we continue to invest in our US manufacturing capacity and research and development infrastructure; (iv) our expectation that the two transactions for $645 million and $212 million will have a full-year 2024 pre-tax impact to earnings of approximately $39 million and a post-tax impact to earnings of approximately $45 million, resulting in a reduction of 2024 diluted earnings of approximately $0.42 per share; and (v) our expectation of having 14 gigawatts of fully vertically integrated US solar manufacturing capacity by 2026, supporting over 30,000 direct, indirect, and induced jobs across the country, representing almost $2.8 billion in labor income. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on First Solar’s current expectations and First Solar’s projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. First Solar undertakes no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause First Solar’s actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the expected timing and likelihood of completion of the transaction; the risk that the parties may not be able to satisfy the conditions to the transaction in a timely manner or at all; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission. This press release contains references to data and information generated by an economic study conducted by the Kathleen Babineaux Blanco Public Policy Center at the University of Louisiana at Lafayette. The economic study is based on numerous assumptions, estimates and other data as more fully described in the report summarizing the study’s findings, which is available at www. firstsolar.com/USeconomy.

Contacts

Media                                Investors
Reuven Proença                            Byron Jeffers
First Solar Media                            First Solar Investor Relations
media@firstsolar.com                        investor@firstsolar.com

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